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                                                                    EXHIBIT 99.1

[SUIZA LOGO]

                                        NEWS RELEASE

                                        Contacts:  Cory M. Olson
                                                   Vice President and Treasurer
                                                   (214) 303-3645


                  SUIZA FOODS CORPORATION REPORTS 15.5% GROWTH
                   IN FIRST QUARTER DILUTED EARNINGS PER SHARE
                       BEFORE NON-RECURRING ITEMS TO $0.82

  Suiza Records 21st Consecutive Quarter of Record Sales and Earnings Per Share

                        Sales Grow 5.8% to $1.5 Billion;
       Net Income Before Non-Recurring Items Rises 12.1% to $23.8 Million

         DALLAS, May 3, 2001 - Suiza Foods Corporation (NYSE: SZA), the nation's leading dairy processor and distributor, today announced net sales totaled $1.5 billion for the quarter ended March 31, 2001, an increase of 5.8% over the first quarter of 2000. First quarter net income before non-recurring items increased 12.1% to $23.8 million from $21.3 million in the first quarter of 2000.

         Diluted earnings per share before non-recurring items for the quarter totaled $0.82, an increase of 15.5% over the first quarter of 2000. Diluted cash earnings per share before non-recurring items grew 14.6% to $1.02. The calculation of cash earnings per share incorporates the guidelines contained within the Business Combination and Intangibles exposure draft issued by the Financial Accounting Standards Board.

         First quarter operating income before non-recurring items increased 8.5% to $84.7 million, compared with $78.1 million in the 2000 first quarter. Consolidated operating margins before non-recurring items improved 15 basis points to 5.7%.

         "We are pleased with our first quarter results, and we continue to have confidence in our ability to deliver diluted earnings per share growth in the range of 10% to 12% for 2001," said Gregg Engles, Chairman and Chief Executive Officer of Suiza Foods. "We benefited during the first quarter of this year from lower operating expenses due to organizational changes effected in 2000 and improvements in




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our Puerto Rico operations. These improvements were offset by slight margin erosion at Suiza Dairy Group and Morningstar due to the rising raw material environment. Nevertheless, we successfully managed through the rising cost environment this quarter, and we expect to continue to do so as the year progresses."

         During the quarter, the company also recorded a non-recurring charge of approximately $843,000 related to closing its Canton, Miss. plant.

FIRST QUARTER HIGHLIGHTS

During the first quarter, the company:

         o Repurchased a total of 123,334 shares of its common stock for a total cost of $6.1 million. Currently, $101.3 million remains available under the company's share repurchase authorization.

         o Launched the Sun Soy Coffee Latte flavored soymilk beverage in February as part of the company's commitment to continuing to deliver innovative products to customers and consumers.

         o Announced a definitive agreement to merge with Dean Foods Company, creating a $10 billion national dairy and specialty foods company. The proposed merger will bring together two companies with complementary operations, products and distribution networks, and expands both Suiza's and Dean's geographic reach.

         "We are extremely proud and excited about our recently announced transaction with Dean Foods. We believe that the merger will create a well-capitalized company capable of generating significant cash flow and that has an opportunity to accelerate both sales and earnings growth," said Engles. "This is a tremendous opportunity to generate value for our shareholders, customers and consumers. Not only will the merged company have the scale and geographic reach to better serve our customers, but we will also have greater opportunities to invest against innovative new products. The end result will be better product offerings for customers and consumers, which should translate into increased overall fluid milk consumption, thereby benefiting the entire industry."


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         The company noted that it filed its Hart-Scott Rodino application with the Justice Department on April 9, 2001.

CONFERENCE CALL WEBCAST

         A conference call to discuss the company's financial results and outlook will be held at 10:00 a.m. eastern today. The call may be heard live by visiting the "Conference Calls and Webcasts" section of the company web site at www.suizafoods.com.

         Suiza Foods Corporation, based in Dallas, is the nation's leading dairy processor and distributor, producing a full line of company-branded and customer-branded products. National brands include International Delight(R), Second Nature(R), Naturally Yours(R), Mocha Mix(R), Sun Soy(TM), kidsmilk(TM) and fitmilk(R). Regional brands consist of Adohr Farms(R), Barbe's(R), Brown's Dairy(TM), Broughton(R), Country Fresh(R), Dairy Gold(R), Dairymen's(R), Flav-O-Rich(R), Garelick Farms(R), Lehigh Valley Farms(R), London's(R), Meadow Gold(R), Model Dairy(R), Oak Farms(R), Poudre Valley(R), Robinson(R), Schenkel's All Star Dairy, Schepps(R), Shenandoah's Pride(R), Suiza Dairy(R), Louis Trauth Dairy(R), Tuscan(R), Velda Farms(R) and West Lynn Creamery(R), as well as Celta(R) in Spain. Suiza also sells products under partner or licensed brands in certain regions, including Borden(R), Lactaid(R), Foremost(R) and Pet(R). Additionally, the company owns approximately 43% of Consolidated Container Company, one of the nation's largest manufacturers of rigid plastic containers.

FORWARD LOOKING STATEMENT

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. These "forward-looking" statements include statements relating to (1) the company's projected earnings per share growth for 2001, (2) the company's projected operating results for the balance of 2001, particularly in light of the company's expectations for the raw material pricing environment, and (3) the company's expectations regarding its proposed merger with Dean Foods, including the company's expectation that the merger will enhance the company's ability to generate sales and earnings growth as well as its innovation capabilities. These statements involve risks and uncertainties, which may cause results to differ materially from the statements set forth in this press release. The company's ability to meet targeted financial and operating results during the remainder of 2001, including targeted sales, operating margins and earnings per share, depends on a variety of economic, competitive and governmental factors, many of which are beyond the company's control and which are described in Suiza's filings with the Securities and Exchange Commission. The company's ability to generate increased sales and earnings as a result of the proposed merger with Dean Foods is dependent upon economic, governmental and competitive conditions generally, and on the company's ability in the time period projected, to (i) maintain existing customer and other business relationships or to replace such customers or business relationships with other comparable relationships, (ii) consolidate or reduce certain administrative or centralized functions, (ii) obtain certain goods and services more cost effectively, (iii) shift production and distribution between operating locations without disruption in operations or in customer relations, and (iv) close the proposed transaction on the terms contemplated. Other risks relating to the proposed merger with Dean Foods are identified in the joint press release of the company and Dean Foods filed by the company with the Securities and Exchange Commission with its Form 8-K dated April 5, 2001, as amended on April 10, 2001. The forward-looking statements in this press release speak only as of the date of this release. Suiza expressly disclaims any obligation or undertaking to release publicly any updates or


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revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

OTHER LEGAL INFORMATION

Suiza Foods and Dean Foods expect to file with the SEC a joint proxy statement/prospectus and other relevant documents concerning the proposed merger. Investors are urged to read the joint proxy statement/prospectus when its becomes available and any amendments or supplements to the joint proxy statement/prospectus as well as any other relevant documents filed with the SEC, because they will contain important information concerning the proposed transaction. Investors will be able to obtain the joint proxy statement/prospectus and other documents filed with the SEC free of charge at the SEC's website (http: //www.sec.gov). In addition, the joint proxy statement/prospectus and other documents filed by Suiza Foods and Dean Foods with the SEC may be obtained free of charge by contacting Suiza Foods, 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201, Attn: Investor Relations (tel 214-303-3400) or Dean Foods, 3600 North River Road, Franklin Park, Illinois 60131, Attn: Investor Relations (tel 847-678-1680).

Suiza Foods, Dean Foods and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Suiza Foods and Dean Foods in favor of the transaction. The directors and executive officers of Suiza Foods and their beneficial ownership of Suiza Foods common stock are set forth in the proxy statement for the 2000 annual meeting of Suiza Foods. The directors and executive officers of Dean Foods and their beneficial ownership of Dean Foods common stock are set forth in the proxy statement for the 2000 annual meeting of Dean Foods. You may obtain the proxy statements of Suiza Foods and Dean Foods free of charge at the SEC's website (http://www.sec.gov). Stockholders of Suiza Foods and Dean Foods may obtain additional information regarding the interest of such participants by reading the joint proxy statement/prospectus when it becomes available.


                                      # # #


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                             SUIZA FOODS CORPORATION
                  (Dollars in thousands, except per share data)


                                                                        Three months ended
                                                                             March 31,
                                                                    --------------------------
                                                                        2001           2000
                                                                    -----------    -----------
Net sales                                                           $ 1,474,352    $ 1,394,141
Cost of sales                                                         1,117,837      1,053,983
                                                                    -----------    -----------

  Gross profit                                                          356,515        340,158

Operating costs and expenses                                            271,794        262,073
Plant closing costs                                                         843          1,774
                                                                    -----------    -----------
  Operating income                                                       83,878         76,311


Interest expense & financing charges on preferred securities             35,697         35,630
Equity in earnings of unconsolidated affiliates                          (1,673)        (1,869)
Other (income) expense                                                      691           (547)
                                                                    -----------    -----------

  Income before income taxes and minority interest                       49,163         43,097

Income taxes                                                             18,667         16,179
Minority interest                                                         6,979          6,324
                                                                    -----------    -----------
    Net income before extraordinary items                                23,517         20,594

Extraordinary gain                                                                       4,968
Cumulative effect of accounting change                                   (1,446)
                                                                    -----------    -----------
    Net income                                                      $    22,071    $    25,562
                                                                    ===========    ===========

    Net income before non-recurring items                           $    23,846    $    21,274
                                                                    ===========    ===========

Diluted EPS before non-recurring items                              $      0.82    $      0.71
                                                                    ===========    ===========

Diluted cash EPS before non-recurring items                         $      1.02    $      0.89
                                                                    ===========    ===========

Basic earnings per share:
    Income before extraordinary items                               $      0.86    $      0.71
    Extraordinary gain                                                       --           0.17
    Cumulative effect of accounting change                                (0.05)            --
                                                                    -----------    -----------
    Net income                                                      $      0.81    $      0.88
                                                                    ===========    ===========

    Basic average common shares (000's)                                  27,355         29,071

Diluted earnings per share:
    Income before extraordinary items                               $      0.81    $      0.69
    Extraordinary gain                                                       --           0.13
    Cumulative effect of accounting change                                (0.04)            --
                                                                    -----------    -----------
    Net income                                                      $      0.77    $      0.82
                                                                    ===========    ===========

    Diluted average common shares (000's)                                35,785         37,611

Summary Financial Information:
  Depreciation                                                      $    23,822    $    24,070
  Amortization of intangibles                                       $    13,341    $    12,706
  Amortization shown in interest expense                            $       666    $       572

                             SUIZA FOODS CORPORATION
                             Condensed Balance Sheet
                                 (in thousands)



                                                           March 31,     December 31,
ASSETS                                                       2001            2000
                                                          -----------    ------------
Cash and cash equivalents                                 $    21,089    $    31,110
Other current assets                                          769,855        786,821
                                                          -----------    -----------
  Total current assets                                        790,944        817,931

Property, plant & equipment                                 1,002,431      1,003,769

Intangibles & other assets                                  1,950,352      1,958,778
                                                          -----------    -----------

    Total Assets                                          $ 3,743,727    $ 3,780,478
                                                          ===========    ===========


LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities                                 $   688,470    $   699,908

Long-term debt                                              1,163,338      1,225,045

Other long-term liabilities                                   183,250        157,816

Mandatorily redeemable TIPES                                  584,177        584,032

Minority interest in subsidiaries                             512,577        514,845

Stockholders' equity:
  Common stock                                                    274            273
  Additional paid-in capital                                  171,968        166,361
  Retained earnings                                           455,380        433,309
  Other comprehensive income                                  (15,707)        (1,111)
                                                          -----------    -----------
     Total stockholders' equity                               611,915        598,832
                                                          -----------    -----------

    Total Liabilities and Stockholders' Equity            $ 3,743,727    $ 3,780,478
                                                          ===========    ===========


                               Segment Information
                             (Dollars in Thousands)



                                                              Three Months Ended
                                                                   March 31,
                                                             2001            2000
                                                          -----------    -----------
Revenue
  Dairy                                                   $ 1,202,816    $ 1,122,005
  Morningstar                                                 173,499        159,204
  Packaging                                                    38,108
  Other                                                        98,037         74,824
                                                          -----------    -----------
  Consolidated                                            $ 1,474,352    $ 1,394,141
                                                          ===========    ===========

Operating Income before Non-Recurring Items
  Dairy                                                   $    67,724    $    65,764
  Morningstar                                                  21,517         20,452
  Packaging                                                       220
  Other                                                        (4,520)        (8,351)
                                                          -----------    -----------
  Consolidated                                            $    84,721    $    78,085
                                                          ===========    ===========